Exhibit 10.2

TUHURA BIOSCIENCES, INC.

10500 University Center Drive, Suite 110

Tampa, Florida 33612

December 9, 2025

K&V Investment One LLC

6903 Congress Street

New Port Richey, Florida 34653-2704

Re:	Side Letter Agreement to Securities Purchase Agreement, dated as of December 9, 2025

Dear Mr. Patel:

TuHURA Biosciences, Inc., a Nevada corporation (the “Company”), and K&V Investment One LLC, a Florida limited liability company (“K&V”), wish to enter into this Side Letter (“Side Letter”) to that certain Securities Purchase Agreement (the “Agreement”), dated December 9, 2025, by and among the Company and the Purchasers signatory thereto, for the purposes of clarifying the parties’ understanding regarding the closing and funding requirements for K&V under the Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

The parties acknowledge that, for purposes of K&V funding its Subscription Amount under the Agreement, the term “Closing Date” in the Agreement shall mean: (1) with respect to $5 million of K&V’s Subscription Amount, a date to be chosen by K&V and which is no later than January 30, 2026 (the “First Closing Date”) and (2) with respect to $2 million of K&V’s Subscription Amount, a date to be chosen by K&V and which is no later than February 27, 2026 (the “Second Closing Date”).

On the First Closing Date, K&V shall fund $5 million and on the Second Closing Date, K&V shall fund $2 million. On the First Closing Date, the Company shall issue the Shares and Warrants to K&V for K&V’s Subscription Amount of $5 million and, to the extent required by applicable securities laws, shall file a Prospectus Supplement covering such Shares and Warrants. On the Second Closing Date, the Company shall issue the Shares and Warrants to K&V for K&V’s Subscription Amount of $2 million and, to the extent required by applicable securities laws, shall file a Prospectus Supplement covering such Shares and Warrants. The parties also agree that the Warrants to be issued to K&V on the First Closing Date shall not be exercisable until six months following the First Closing Date and shall expire on the same date as the Warrants issued to the other Purchasers pursuant to the Agreement (which is expected to be June 10, 2031 for the Series A Warrants and December 10, 2027 for the Series B Warrants, assuming a Closing Date of December 10, 2025 for the other Purchasers under the Agreement). The parties also agree that the Warrants to be issued to K&V on the Second Closing Date shall not be exercisable until six months following the Second Closing Date and shall expire on the same date as the Warrants issued to the other Purchasers pursuant to the Agreement (which is expected to be June 10, 2031 for the Series A Warrants and December 10, 2027 for the Series B Warrants, assuming a Closing Date of December 10, 2025 for the other Purchasers under the Agreement).

The parties agree that if the First Closing Date is to occur before January 30, 2026 or the Second Closing Date is to occur prior to February 27, 2026, then, in either case, K&V will provide notice of the proposed First Closing Date or Second Closing Date, as applicable, at least three (3) Business Days in advance of such proposed closing date. The parties agree that for purposes of their respective obligations, the deliveries and covenants contained in Section 2.2 and Section 2.3 of the Agreement are hereby deemed satisfied or waived on each of the First Closing Date and the Second Closing Date and that the parties are relying upon the satisfaction or waiver of such deliveries and covenants at the time of the original Closing Date under the Agreement.

This Side Letter creates legally binding obligations on the parties hereto. Each party represents to and agrees with one another that in signing this Side Letter, each such party has not relied on any promises or representations, express or implied, that are not set forth expressly in this Side Letter.

This Side Letter constitutes the final expression of the agreement of the parties with respect to the agreements described herein, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, other than the Agreement.

This Side Letter may not be modified or amended unless agreed to in writing by all of the parties hereto. No party will have the right to sell, assign or transfer this Side Letter with all its rights, title and interest to any other party. This Side Letter will inure to the benefit of and be binding upon the parties hereto, and each of their respective successors, executors, administrators, heirs, representatives and permitted assigns.

This Side Letter shall be construed and interpreted according to the laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties may execute this Side Letter in multiple counterparts and may exchange signatures by email. Signatures exchanged by email will have the force of an original, and a complete set of counterparts exchanged by email will be sufficient to show agreement by the parties to the terms of this Side Letter.

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If the terms of this Side Letter are acceptable to you, please sign, date and return it to the Company.

Sincerely,

TUHURA BIOSCIENCES, INC.

/s/ Dan Dearborn
By: Dan Dearborn
Title: Chief Financial Officer

Accepted and agreed on behalf of K&V Investment One LLC:

Signature:	/s/ Vijay Patel
Name and Title: Vijay Patel, Manager

Date: 12/09/2025